UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*




                       CHINA NEPSTAR CHAIN DRUGSTORE LTD.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                       Ordinary Shares, $0.0001 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    16943C109
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2007
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities,and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 16943C109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               50,000,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               50,000,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           50,000,000


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           24.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 16943C109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS & CO.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               50,000,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               50,000,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           50,000,000


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           24.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 16943C109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS 2000, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               27,569,980
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               27,569,980

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           27,569,980


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           13.4 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 16943C109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               10,017,870
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               10,017,870

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           10,017,870


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           4.9 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 16943C109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS ADVISORS 2000, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               37,587,850
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               37,587,850

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           37,587,850


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           18.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 16943C109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,152,364
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,152,364

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,152,364


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.6 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 16943C109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Goldman, Sachs Management GP GmbH

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,152,364
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,152,364

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,152,364


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.6 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 16943C109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS & CO. oHG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,152,364
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,152,364

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,152,364


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.6 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 16943C109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               8,759,786
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               8,759,786

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           8,759,786


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           4.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 16943C109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,500,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,500,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           2,500,000


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 16943C109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS Employee Funds 2000 GP, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               11,259,786
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               11,259,786

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           11,259,786


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           5.5 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

Item 1(a).         Name of Issuer:
                   CHINA NEPSTAR CHAIN DRUGSTORE LTD.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   15/F, Tower A,
                   Neptunus Building
                   Nanyou Road
                   Shenzhen, The People Republic of China

Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN, SACHS & CO.
                   GS CAPITAL PARTNERS 2000, L.P.
                   GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.
                   GS ADVISORS 2000, L.L.C.
                   GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG Goldman, Sachs Management GP GmbH
                   GOLDMAN, SACHS & CO. oHG
                   GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.
                   GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.
                   GS Employee Funds 2000 GP, L.L.C.

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   The Goldman Sachs Group, Inc., Goldman, Sachs & Co.
                   GS CAPITAL PARTNERS 2000, L.P., GS ADVISORS 2000, L.L.C. GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.
                   GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.
                   GS Employee Funds 2000 GP, L.L.C.
                   85 Broad Street
                   New York, NY 10004


                   GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.:
                   c/o M&C Corporate Services Ltd., P.O. Box 309, Grand Cayman, Cayman Islands

                   GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG:
                   Goldman, Sachs Management GP GmbH:
                   GOLDMAN, SACHS & CO. oHG:
                   MesseTurm, 60308 Frankfurt am Main, Germany

Item 2(c).         Citizenship:
                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN, SACHS & CO. - New York
                   GS CAPITAL PARTNERS 2000, L.P. - Delaware
                   GS CAPITAL PARTNERS 2000 OFFSHORE, L.P. - Cayman Islands
                   GS ADVISORS 2000, L.L.C. - Delaware
                   GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG - Germany Goldman, Sachs Management GP GmbH - Germany
                   GOLDMAN, SACHS & CO. oHG - Germany
                   GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P. - Delaware GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P. - Delaware
                   GS Employee Funds 2000 GP, L.L.C. - Delaware

Item 2(d).         Title of Class of Securities:
                   Ordinary Shares, $ 0.0001 par value

Item 2(e).         CUSIP Number:
                   16943C109

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[  ]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.
                             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

   * In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2008

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             GOLDMAN, SACHS & CO.

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             GS CAPITAL PARTNERS 2000, L.P.

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             GS ADVISORS 2000, L.L.C.

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             Goldman, Sachs Management GP GmbH

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             GOLDMAN, SACHS & CO. oHG

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             GS Employee Funds 2000 GP, L.L.C.

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.4          Power of Attorney, relating to
                GOLDMAN, SACHS & CO.
  99.5          Power of Attorney, relating to
                GS CAPITAL PARTNERS 2000, L.P.
  99.6          Power of Attorney, relating to
                GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.
  99.7          Power of Attorney, relating to
                GS ADVISORS 2000, L.L.C.
  99.8          Power of Attorney, relating to
                GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG
  99.9          Power of Attorney, relating to
                Goldman, Sachs Management GP GmbH
  99.10          Power of Attorney, relating to
                GOLDMAN, SACHS & CO. oHG
  99.11          Power of Attorney, relating to
                GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.
  99.12          Power of Attorney, relating to
                GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.
  99.13          Power of Attorney, relating to
                GS Employee Funds 2000 GP, L.L.C.

                                                                  EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Ordinary Shares, $0.0001 par value, of CHINA NEPSTAR CHAIN DRUGSTORE LTD. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on
Schedule 13G.

Date:  February 14, 2008

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             GOLDMAN, SACHS & CO.

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             GS CAPITAL PARTNERS 2000, L.P.

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             GS ADVISORS 2000, L.L.C.

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             Goldman, Sachs Management GP GmbH

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             GOLDMAN, SACHS & CO. oHG

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact


             GS Employee Funds 2000 GP, L.L.C.

             By:/s/  Ronald L. Christopher
              ----------------------------------------
             Name:   Ronald L. Christopher
             Title:  Attorney-in-fact

                                                                  EXHIBIT (99.2)

                                ITEM 7 INFORMATION

     The securities being reported on by The Goldman Sachs Group, Inc. ("GS Group"), as a parent holding company, are owned by GS Capital Partners 2000, L.P., GS Capital Partners 2000 Employee Fund, L.P., Goldman Sachs Direct Investment Fund 2000, L.P., each a Delaware limited partnership, GS Capital Partners 2000 Offshore, L.P. and a Cayman Islands exempted limited partnership, and GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, a German civil law partnership with limitation of liability (collectively, the "Investing Entities"), or are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. Goldman Sachs is a wholly-owned subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the Investing Entities.

                                                                  EXHIBIT (99.3)

                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Catherine Wedgbury, Ronald L. Christopher and Lauren LoFaro (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 4, 2007.


THE GOLDMAN SACHS GROUP, INC.


By:   /s/ Gregory K. Palm
____________________________
Name:  Gregory K. Palm
Title: Executive Vice President and General Counsel

                                                                  EXHIBIT (99.4)

                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Catherine Wedgbury, Ronald L. Christopher and Lauren LoFaro, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 4, 2007.


GOLDMAN, SACHS & CO.


By: /s/ Gregory K. Palm
__________________________
Name:  Gregory K. Palm
Title: Managing Director

                                                                  EXHIBIT (99.5)

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L.
Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 7, 2007.


GS CAPITAL PARTNERS 2000, L.P.

By:  GS Advisors 2000, L.L.C.



By: /s/ John E. Bowman
    -----------------------------------
    JOHN E. BOWMAN, Vice President

                                                                  EXHIBIT (99.6)

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 OFFSHORE, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 7, 2007.


GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

By:  GS Advisors 2000, L.L.C.


By:  /s/ John E. Bowman
     ---------------------------------------------------
    JOHN E. BOWMAN, Vice President

                                                                  EXHIBIT (99.7)

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS 2000, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L.
Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 12, 2007.


GS ADVISORS 2000, L.L.C.



By:        /s/ John E. Bowman
             ------------------------------------------------------
    JOHN E. BOWMAN, Vice President

                                                                  EXHIBIT (99.8)

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 8, 2007.


GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

By:  Goldman Sachs Management GP GmbH



By: /s/ John E. Bowman
    -----------------------------------------------------------
    JOHN E. BOWMAN, Managing Director

                                                                  EXHIBIT (99.9)

                             POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS MANAGEMENT GP GMBH (the "Company") does hereby make, constitute and appoint each of Ronald L.
Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 12, 2007.


GOLDMAN, SACHS MANAGEMENT GP GMBH



By:      /s/ John E. Bowman
         ---------------------------------
         JOHN E. BOWMAN, Managing Director

                                                                 EXHIBIT (99.10)

                                POWER OF ATTORNEY

     KNOW ALL  PERSONS  BY THESE  PRESENTS  that  GOLDMAN,  SACHS & CO. oHG (the
"Company")  does  hereby  make,   constitute  and  appoint  each  of  Ronald  L.
Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 12, 2007.


GOLDMAN, SACHS  & CO. oHG




    By:  /s/ Carmen Sameja-Jaberg               By:   /s/ Heinrich Lammer
    --------------------------------            --------------------------------
    Name:    Carmen Sameja-Jaberg               Name: Heinrich Lammer
    Title:   Vice President                     Title:   Vice President

                                                                 EXHIBIT (99.11)
                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 7, 2007.


GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

By:  GS Employee Funds 2000 GP, L.L.C.



By:     s/ John E. Bowman
    ---------------------------------------------------
    JOHN E. BOWMAN, Vice President

                                                                 EXHIBIT (99.12)

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Ronald L. Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 8, 2007.

GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.

By: GS Employee Funds 2000 GP, L.L.C.


By: /s/ Kaca B. Enquist
______________________________

KACA B. ENQUIST, Vice President

                                                                 EXHIBIT (99.13)

                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GS EMPLOYEE FUNDS 2000 GP, L.L.C. (the "Company") does hereby make, constitute and appoint each of Ronald L.
Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 8, 2007.


GS EMPLOYEE FUNDS 2000 GP, L.L.C.



By: /s/ John E. Bowman
   ------------------------------
    JOHN E. BOWMAN, Vice President